Exhibit 2.14

STOCK PURCHASE AGREEMENT

by and among

InsureLinx, Inc.,

Patriot Technology Solutions, Inc.,

and

The Sellers Named on the

Signature Pages Hereto,

and

Forrest J. Harris, III, as the Sellers’ Representative

Dated as of June 17, 2015

Effective as of June 12, 2015

i

ii

Section 10.14	Waiver of Jury Trial	34
Section 10.15	Press Releases and Communications	34
Section 10.16	Sellers’ Release	35
Section 10.17	Sellers’ Representative	35

SCHEDULES:
Schedule 2.1	-	Payments at Closing
Schedule 3.1	-	Organization and Qualification
Schedule 3.3	-	Directors and Officers
Schedule 3.4	-	Capitalization
Schedule 3.5	-	Options
Schedule 3.7(a)	-	Third Party Consents
Schedule 3.7(b)	-	Governmental Consents
Schedule 3.8(a)	-	Annual Financial Statements
Schedule 3.8(b)	-	Interim Financial Statements
Schedule 3.9	-	Absence of Undisclosed Liabilities
Schedule 3.12	-	Material Contracts
Schedule 3.13	-	Real Property
Schedule 3.14	-	Personal Property
Schedule 3.15(a)	-	Intellectual Property
Schedule 3.15(f)	-	Material Software
Schedule 3.15(a)	-	Company Products
Schedule 3.19	-	Litigation
Schedule 3.21	-	Material Licenses and Permits
Schedule 3.23	-	Employee Benefit Plans
Schedule 3.24	-	Employees
Schedule 3.27	-	Bank Accounts
Schedule 3.28	-	Customers
Schedule 7.6	-	Post-Closing Matters

iii

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of June 17, 2015, by and among INSURELINX, INC., a Florida corporation (the “Company”), Randy Stich, Forrest J. Harris, III, Josh Hirons, Scott Harris, Don Strasburger and Phinla Sinphay, each an individual (together, the “Sellers”), Forrest J. Harris, III as the Sellers’ Representative (the “Sellers’ Representative”) and PATRIOT TECHNOLOGY SOLUTIONS, INC., a Delaware corporation (the “Buyer”). Each of the parties named above may be referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms used, but not otherwise defined, herein shall have the meanings set forth in Article IX below.

RECITALS

WHEREAS, the Sellers jointly own all of the issued and outstanding shares of capital stock of the Company (the “Shares”) as of the date hereof;

WHEREAS, the Buyer desires to purchase from the Sellers, and the Sellers desire to sell to the Buyer, all of the Shares, pursuant to the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the Sellers desire to appoint Forrest J. Harris, III as the Sellers’ Representative to represent their interests and act on their behalves in connection with all matters relating to this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I
PURCHASE AND SALE OF THE SHARES

Section 1.1Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, at the Closing the Buyer shall purchase, acquire and accept the Shares from the Sellers, and the Sellers shall sell, convey, assign and transfer the Shares to the Buyer, free and clear of all Liens and together with all rights now and hereafter attaching thereto.

Section 1.2Purchase Price. Subject to the terms and conditions set forth herein, the purchase price for the Shares shall be an amount equal to Six Million Dollars ($6,000,000) (the “Purchase Price”). The Purchase Price shall be paid in the amount and in the manner set forth in Article II.

Section 1.3Closing. The closing of the purchase and sale of the Shares (the “Closing”) shall take place on the date hereof (the “Closing Date”) and shall be effective as of June 12, 2015 (“Effective Date”).

ARTICLE II
CONSIDERATION AND MANNER OF PAYMENT

Section 2.1Payments at Closing. Buyer shall pay to the Sellers’ Representative the Purchase Price in two (2) installments by wire transfer of immediately available funds to the bank account specified by the Sellers’ Representative on Schedule 2.1. On the Closing Date, Buyer shall pay to the Sellers’ Representative the first installment of ($3,000,000) (“Installment 1”).  No later than July 6, 2015, Buyer shall pay to the Sellers’ Representative the second installment of ($3,000,000) (“Installment 2”). The Sellers’ Representative shall be responsible for distributing any payments received hereunder to the Sellers, as may be agreed by and among the Sellers. Each Seller hereby expressly acknowledges and agrees to the foregoing and authorizes the Sellers’ Representative to be responsible for distributing any payments received hereunder.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Buyer with respect to the matters specified in this Article III as follows:

Section 3.1Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Florida. The Company does not have any Subsidiaries. The Company has the requisite corporate power and authority to conduct the Business as it is now being conducted and is proposed to be conducted, to own and lease the Assets which it owns and leases and to perform all of its obligations under each Contract by which it is bound. The Company is duly qualified to conduct its business as a foreign entity and is in good standing under the Laws of the jurisdictions listed on Schedule 3.1, which are all of the jurisdictions where the nature of its business or the ownership or leasing of its Assets requires such qualification. Set forth on Schedule 3.1 are all the names (i.e. “trading” or “doing business as” names) under which the Company is currently or has ever conducted its business.

Section 3.2Authorization; Enforceability. The Company has the requisite absolute and unrestricted right, power and authority to execute and deliver this Agreement and the Other Agreements to which it is a party, to perform its obligations under this Agreement and the Other Agreements to which it is a party, and to consummate the transactions contemplated by this Agreement and the Other Agreements to which it is a party, and such actions have been duly authorized by all necessary corporate action of the Sellers and of the Company’s board of directors. This Agreement has been duly executed and delivered by the Company, and the Other Agreements to which the Company is a party have been, or will be at the Closing, duly executed and delivered by the Company, and this Agreement and the Other Agreements constitute the legal, valid and binding obligations of the Company, enforceable in accordance with their terms and conditions, except as such enforceability may be limited by the General Enforceability Exceptions.

Section 3.3Organizational Documents. The Company has delivered to the Buyer copies of the Company’s Organizational Documents, and all such copies are complete and correct as of the date hereof. Schedule 3.3 contains a complete and correct list of the current directors and officers of the Company. The minute books of the Company previously delivered to the Buyer contain true, complete and correct records of all meetings held, and accurately reflect all other corporate action of the stockholders and board of directors (and any committees thereof) of the Company. The books of account and other records of the Company delivered to the Buyer have been maintained in accordance with sound business practice, and applicable law and accounting policies. The Company is not in default under or in violation of any provision of its Organizational Documents.

Section 3.4Capitalization. The Sellers are the record and beneficial holders of those and that number of Shares set forth opposite each Seller’s name on Schedule 3.4. All of such Shares have been duly authorized and are validly issued, fully paid and non-assessable, free and clear of all Liens, and have been issued in compliance with applicable Law. As of the date hereof, the Shares and the options disclosed at Schedule 3.4 constitute the only outstanding Equity Interests of the Company. No Equity Interests of the Company are subject to, or have been issued in violation of, preemptive or similar rights. All issuances, sales or repurchases by the Company of its Equity Interests have been effected in compliance with all applicable federal and state securities laws. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting Equity Interests of the Company. The Company does not own, directly or indirectly, or have any obligation to acquire, any Equity Interests of any Person.

Section 3.5Options. Except as set forth on Schedule 3.5, there are no authorized or outstanding subscriptions, options, rights (conversion, preemptive or otherwise), warrants, calls, convertible securities or commitments or any other arrangements or agreements of any nature whatsoever to which the Company is a party requiring the issuance, conversion, registration, voting, sale or transfer of any Equity Interests of the Company, or any synthetic equity, including without limitation, phantom stock, profits participation or stock appreciation rights or any securities convertible, directly or indirectly, into Equity Interests of the Company, or evidencing the right to subscribe for any Equity Interests of the Company, or giving any Person (other than the Buyer) any rights with respect to any Equity Interests of the Company.

Section 3.6No Violation. Subject to the receipt of the Consents as contemplated by Section 3.7, neither the execution and delivery of this Agreement or the Other Agreements to which the Company is a party, nor the performance by the Company of its obligations hereunder or thereunder, or the consummation of the transactions contemplated hereby or thereby will (with or without the passage of time or the giving of notice) (a) violate, conflict with or constitute a default under the Organizational Documents of the Company, (b) violate, conflict with or result in a Breach of, constitute a default under, give rise to any right of termination, modification, foreclosure, cancellation or acceleration under, or cause any loss of benefit under, any of the terms, conditions or provisions of any Contract or Lease to which the Company is a party or by which its Assets are bound, or give to others any rights (including rights of termination, modification, foreclosure, cancellation or acceleration) in or with regard to the Company, any of its Assets, or the Shares, or result in, require or permit the creation or imposition of any Lien of any nature upon or with regard to the Shares, the Company, or any of its Assets, (c) to the Company’s Knowledge, conflict with or violate in any respect any Laws applicable to the Company or by which any of its Assets is bound or any of the Licenses and Permits held by the Company, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify any License or Permit, (d) alter or impair the ability of the Company to conduct the Business, or (e) give any Person the right to challenge any of the transactions contemplated hereby, or exercise any remedy or obtain any relief under any Law or any order of a judicial or arbitral authority to which the Company may be bound.

Section 3.7Consents.

(a)Third Party Consents. Except as set forth on Schedule 3.7(a), neither the execution and delivery of this Agreement or the Other Agreements to which the Company is a party, nor the performance by the Company of its obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby will (with or without the passage of time or the giving of notice) require any Consent (collectively, the “Third Party Consents”) under any of the terms, conditions or provisions of any Contract to which the Company is a party or by which the Company or any of its Assets is bound.

(b)Governmental Consents. Except for (i) Consents required pursuant to the Licenses and Permits held by the Company and listed on Schedule 3.7(b), and (ii) any other filings listed on Schedule 3.7(b), no Consent of, permit or exemption from, or declaration, filing or registration with, any Person or Governmental Authority (collectively, the “Governmental Consents”) is required to be made or obtained by the Company in connection with the execution, delivery and performance by the Company of this Agreement and the Other Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby, which, if not made or obtained, (A) would result in a violation of any Law, License or Permit, (B) would result in any material Liability to the Company, or (C) would prohibit the consummation of the transactions contemplated hereby and thereby.

Section 3.8Financial Statements.

(a)Attached as Schedule 3.8(a) hereto are complete and correct copies of the balance sheets of the Company as at December 31, 2013 and December 31, 2014 (the “Balance Sheets”), and the related statements of income of the Company for the fiscal years ended December 31, 2013 and December 31, 2014 (collectively, with the Balance Sheets, the “Annual Financial Statements”).

(b)Attached as Schedule 3.8(b) hereto are complete and correct copies of the balance sheet of the Company as at March 31, 2015 (the “Latest Balance Sheet”), and the related statement of income of the Company for the three (3) month period ended March 31, 2015 (collectively, with the Latest Balance Sheet, the “Interim Financial Statements” and together with the Annual Financial Statements, the “Financial Statements”).

(c)No financial statements of any other Person are required by GAAP to be included in the Financial Statements to fairly and accurately represent the operations of the Company. The Financial Statements have been based upon and are consistent with the information contained in the Company’s books and records and are complete and correct, consistent with the books and records of the Company. The Financial Statements fairly present in all material respects the financial condition of the Company, as of the dates thereof, and the cash flows and results of operations of the Company, for the periods related thereto. The financial books and records, and the accounts, of the Company used to prepare the Financial Statements: (i) have been maintained in accordance with sound business practices on a basis consistent with prior years, (ii) are stated in reasonable detail and reflect actual bona fide transactions of the Company in all material respects, and (iii) constitute the basis for the Financial Statements.

Section 3.9Absence of Undisclosed Liabilities. The Company does not have any material Liability (and, to the Knowledge of the Company, there is no Basis for any present or future Legal Proceeding against the Company giving rise to any Liability), except the Liabilities (a) that are accrued for or reserved against in the Latest Balance Sheet, (b) that have arisen since the date of the Latest Balance Sheet in the Ordinary Course of Business, or (c) that are otherwise disclosed on Schedule 3.9.

Section 3.10Absence of Certain Changes; Cash on Hand.

(a)Since the date of the Latest Balance Sheet, except for the marketing of the Company for sale, the Company has conducted the Business in the Ordinary Course of Business, and since the date of the Latest Balance Sheet, there has been no Material Adverse Effect, nor to the Company’s Knowledge has any event occurred that could reasonably be expected to have a Material Adverse Effect, on the Company or the Business.

(b)Without limiting the generality of the foregoing, since the date of the Latest Balance Sheet, there has not been, nor has the Company committed to, any change in cash management practices or policies of the Company. As of the date hereof, the total Cash on Hand of the Company is not less than $30,000. Prior to Closing, the Company may distribute any cash in excess of this balance to the Sellers in accordance with the Company’s practices.

Section 3.11Taxes. The Company has filed, will timely file or will cause to be timely filed, or has timely filed for an extension of the time to file, all Tax Returns required by applicable Law to be filed by it prior to or as of the Closing Date, and such Tax Returns are, or will be at the time of filing, true, correct and complete in all material respects. The Company has paid and discharged all Taxes due and payable as of the Closing Date or, where payment is not yet due, has established, or will establish or cause to be established, on or before the Closing Date, an adequate accrual for the payment of all Taxes due with respect to (a) any period ending prior to or on the Closing Date and (b) the portion through the Closing Date for any period that includes (but does not end on) the Closing Date. There are no Liens, claims or assessments pending against the Company or its Assets for any alleged deficiency in any Tax (other than for current Taxes not yet due and payable), and the Company has not been notified of any proposed Tax claims, Liens or assessments against the Company. The Company is not, has not been, nor has been notified that it will be the subject of any examination by a Taxing Authority. The Company has withheld from each payment made to any of its past or present employees, and any other Person, as appropriate, the amount of all Taxes and other deductions required to be withheld therefrom, and paid the same to the proper Taxing Authority within the time required by Law. No claim has ever been made by a Taxing Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction. The Company is not party to any Tax indemnity, allocation or sharing agreement. Complete and correct copies of all federal and state Tax Returns filed by the Company for the taxable periods beginning on or after January 1, 2012 have been provided to the Buyer.

Section 3.12Material Contracts. Except as set forth on Schedule 3.12, the Company has delivered to the Buyer a complete and correct copy of each material written Contract of the Company, whether or not entered into in the Ordinary Course of Business, together with all amendments, exhibits, attachments, waivers or other changes thereto, and written descriptions of each material oral Contract, if any (the “Material Contracts”). To the Company’s Knowledge, (i) each Material Contract is valid, binding, in full force and effect, and enforceable by the Company against the parties thereto in accordance with its terms, except as such enforceability may be limited by the General Enforceability Exceptions, and is not subject to any material claims, charges, set-offs or defenses, (ii) the Company is not in Breach or default under any of the Material Contracts, nor has any event occurred which with the giving of notice or the passage of time (or both) would constitute a Breach or default by the Company thereunder, (iii) the Company has not waived any material rights under any of the Material Contracts or modified any material terms thereof, and (iv) no other party to any Material Contract is in Breach or default in any respect thereunder, nor has any event occurred or is expected to occur (including without limitation the transactions contemplated hereby), which with the giving of notice or the passage of time (or both) would constitute a Breach or default by such other party thereunder.

Section 3.13Real Property.  The Company does not own any Real Property. Schedule 3.13 sets forth a complete and correct list of all Real Property in which the Company has a leasehold interest (the “Company Real Property”). The Company has delivered to the Buyer a complete and correct copy of each Lease or other Contract pertaining to the Company Real Property, together with all amendments, extensions, renewals, modifications, alterations, guaranties and other changes thereto (the “Company Leases”) all of which are identified on Schedule 3.13. Each of the Company Leases is legal, valid, binding, enforceable and in full force and effect in accordance with the terms thereof, except as such enforceability may be limited by the General Enforceability Exceptions. All conditions precedent to the enforceability of each Company Lease have been satisfied and there is no material Breach or default, nor state of facts which, with the passage of time, notice or otherwise, would result in a material Breach or default (i) on the part of or by the Company, or permit the termination, modification or acceleration of rent by the lessor thereunder, or (ii) to the Company’s Knowledge, on the part of the lessor thereunder.

Section 3.14Personal Property. The Company has good title to, a valid leasehold interest in, or a valid license to use, all material Assets reflected on the Latest Balance Sheet as owned or used by the Company, and all Assets necessary or useful in the operation of the Business, free and clear of any Liens, except as reflected on the Latest Balance Sheet. All tangible Assets used by the Company in the Ordinary Course of Business are in good working condition and repair and sufficient for the operation of the Business as presently conducted (normal maintenance, wear and tear excepted). All Assets owned, leased or licensed by the Company are in the possession of, and under the control of, the Company and are in good condition and repair, ordinary wear and tear excepted, and are suitable for the purposes for which they are being used and are of a condition, nature and quantity sufficient for the conduct of the Business as currently conducted. Except as set forth on Schedule 3.14, all tangible Assets of the Company are located on or at the Company Real Property.

Section 3.15Intellectual Property and Information Technology.

(a)Schedule 3.15(a) contains a true, complete and accurate list of all (i) Intellectual Property, including but not limited to Patents, Domain Names, registered Trademarks, trade names, slogans, logos and corporate names, material unregistered trademarks and material unregistered service marks owned by the Company (“Company-Owned Intellectual Property”), (ii) Intellectual Property licensed to the Company (“Licensed Intellectual Property”), (iii) pending applications for other registrations of Intellectual Property filed by or on behalf of the Company, and (iv) any other material and registrable Intellectual Property, other than Copyrights, that are owned by the Company but are not registered.  Schedule 3.15(a) further sets forth all material licenses to which the Company is a party, as a licensee, and any other material Contracts under which the Company receives any rights to Intellectual Property.  Schedule 3.15(a) sets forth all material licenses to which the Company is a party, as a licensor, and any other material Contracts under which the Company grants any rights to Intellectual Property.

(b)(i)  The Company owns and possesses all right, title and interest in and to, or has the right to use pursuant to a valid and enforceable license, all Company-Owned Intellectual Property and Licensed Intellectual Property necessary for or used in the operation of the business of the Company as presently conducted and as presently proposed to be conducted, including but not limited to all Intellectual Property in all Company Products and all Software used in the IT Systems, free and clear of all Encumbrances other than Permitted Encumbrances.

   (ii) There are no unresolved or, to the Knowledge of the Sellers, threatened claims against the Company asserting the invalidity, misuse or unenforceability, or contesting the ownership or registrability, of any of the Company-Owned Intellectual Property or Licensed Intellectual Property and, to the Knowledge of the Sellers, there is no basis for any such claim.  The Company has not received any claims or notices of any infringement of, misappropriation of, or conflict with, the Intellectual Property of other Persons by the Company (including any demand or request that the Company license any rights from another Person, or cease and desist any allegedly wrongful activity).  The conduct of the Company’s business, including the Company Products, does not currently infringe, misappropriate or conflict with any Intellectual Property of other Persons and has not done so during the past five years.  To the Knowledge of Sellers, the Company-Owned Intellectual Property is not and has not been infringed or misappropriated by other Persons.  The Company has not requested or received any opinions of counsel related to the foregoing.

   (iii)The Company-Owned Intellectual Property is not subject to any restrictions or limitations regarding use or disclosure.  Without limiting the generality of the foregoing,

the Company owns and possesses all right, title and interest in and to all Intellectual Property (x) created or developed by the Company employees, consultants or contractors or under the direction or supervision of the Company’s employees, consultants or contractors relating to the business of the Company or (y) embodied in any Company Products (excluding the Third Party Software Components); and, to the Knowledge of the Sellers, no current or former employee, consultant or contractor has (or has asserted) any claim of ownership, in whole or part, to any such Intellectual Property, or any right to use any such Intellectual Property or derivative works thereof, including any claims of moral rights in copyright works included in the Company-Owned Intellectual Property, all of which have been waived by such Persons.  For purposes of this Section 3.15(b), the term “derivative work” shall have the same meaning as provided in 17 U.S.C. § 101.

   (iv)There has not been any loss or expiration of any Company-Owned Intellectual Property or Licensed Intellectual Property that would reasonably be expected to have a Material Adverse Effect, and no loss or expiration of any Company-Owned Intellectual Property or Licensed Intellectual Property is threatened, pending or reasonably foreseeable other than the expiration of Company-Owned Intellectual Property or Licensed Intellectual Property in accordance with applicable Law or the end of the applicable license term and not due to any act or omission of the Company.  Any and all renewal and maintenance fees, taxes, annuities, royalties or other fees payable by the Company in respect of the Company-Owned Intellectual Property or Licensed Intellectual Property and due before the Closing Date have been paid in full through the Closing Date. To the Knowledge of Sellers, all of the Company-Owned Intellectual Property is valid, subsisting and enforceable.  The Company has taken commercially reasonable steps to maintain and protect the Company-Owned Intellectual Property.

   (v) There are no agreements or arrangements in effect with respect to the marketing, distribution, licensing, or promotion of Company-Owned Intellectual Property by any independent salesperson, distributor, sublicensor, or other remarketer or sales organization.

(c)(i)  The Company has duly obtained all right and license to use, copy, modify, and distribute the Third Party Software Components. The Company Intellectual Property contains no other software components in which any third party may claim superior or joint ownership.

   (ii) All licenses for Licensed Intellectual Property are in full force and effect and are enforceable by the Company in accordance with their respective terms; the Company has performed all obligations required to be performed by it pursuant to such licenses and agreements, and there is no existing or, to the Knowledge of Sellers, threatened default under or violation of any of such licenses or agreements by any other party thereto.  No licensor of any Licensed Intellectual Property represents a sole source of Intellectual Property that is material to the Company’s Group business and is not Company-Owned Intellectual Property.

   (iii)The Acquisition will not have an adverse effect on the Company’s right, title or interest in and to any of the Company-Owned Intellectual Property or Licensed Intellectual Property or require any payment of any kind to any other Person.

(d)The Company has taken commercially reasonable measures to protect the confidentiality and value of the Trade Secrets owned or used by, or licensed or entrusted to, the Company.  The Company requires all of its employees, consultants and contractors to enter into agreements pursuant to which such individuals agree to assign to the Company all Intellectual Property developed by such individual in the course of his or her relationship with the Company, without further consideration or any restrictions or obligations on the use or ownership of such Intellectual Property whatsoever, and, to Sellers’ Knowledge, all such agreements are valid and enforceable in accordance with their terms.  To Sellers’ Knowledge, no current or former employee, consultant or contractor of the Company is in violation of any term of any employment agreement, patent disclosure agreement, non-competition agreement or any restrictive covenant or Contract relating to the employment of such person by the Company or to the use of Trade Secrets or the non-disclosure of proprietary information.  To Sellers’ Knowledge, no employee, consultant or contractor has improperly copied, downloaded or otherwise gained improper access to any assets of the Company or to any Company-Owned Intellectual Property.

(e)None of the Company’s Contracts with its customers, outside consultants or any end user or reseller of Company Products, confers upon any party other than the Company any ownership right with respect to any Intellectual Property developed in connection with such agreement or license.

(f)Schedule 3.15(f) identifies (i) the material Software used by the Company to support the development of Company Products, (ii) the material Software used by the Company in the conduct of its business; and (iii) all Third Party Software Components.

(g)No open Source Code, freeware, or libraries subject to the GNU General Public License, GNU Lesser General Public License or any similar open source license or any other license requiring the disclosure of Source Code, has been used to create any Company Products, and no Company Products depend or rely upon the same for their functionality. No Software subject to any open source license (including any license created or certified by the Free Software Foundation or the Open Source Initiative) has been used to create any Company Products, and no Company Products depend or rely upon the same for their functionality.

(h)No rights or licenses in or to the Source Code used to create any of the Company Products or Software have been granted at any time to any Person.

(i)The Company is not a party to any Contract requiring the deposit of any Source Code to any Company Products with an escrow agent or escrow service.  No Person has asserted any right to access the Source Code for any Company Products, including rights of access pursuant to any such escrow agreement.

(j)All Company Products have been and currently are in conformity in all material respects with all applicable Contracts and applicable Law and all express warranties and performance criteria (including service level commitments).  To the Knowledge of Sellers, there is no reasonable basis for any present or future Action against it giving rise to any Liability for replacement thereof or for the payment of service level credits or other damages in connection therewith in excess of any reserve specifically established with respect thereto and included on the face of the Most Recent Balance Sheet (rather than in the notes thereto).

(k)No Company Products are subject to any guarantee, warranty, performance level, service level commitment or obligation to defend or indemnify beyond the applicable standard terms and conditions of the Company’s standard license, service or other Contract, as the same may be modified from time to time on a case-by-case basis.  Buyer has been provided copies of all such standard license, service or other Contracts (containing applicable guarantee, warranty, performance criteria, and indemnity provisions).  The Company has not been notified during the past two years of any claims for any extraordinary returns, defects or bugs, warranty obligations, claims for service level credits or maintenance services relating to any of the Company Products.  There are not now, and there have not been during the past three years, any viruses, worms, Trojan horses or similar programs in any Company Products.  The Company is in possession of the Source Code and Object Code for all Company Products, including installation and user documentation, engineering specifications, flow charts, and know-how reasonably necessary for the use, maintenance, enhancement, development and other exploitation of such Company Products.

(l)The Company has not had or incurred, individually or in the aggregate, any Liability arising out of any injury to any Person or property, loss or corruption of data or impairment of system or application functionality as a result of the ownership, possession or use of any Company Products. To the Knowledge of Sellers, there is no reasonable basis for any present or future Action against it giving rise to any such Liability arising out of an act or occurrence prior to the Closing Date.

(m)Schedule 3.15(m) sets forth a true, correct and complete list of all Company Products currently sold or licensed, whether directly or indirectly, or supported or maintained by the Company.

(n)The Software and computer hardware used or relied on by the Company in the conduct of its business are sufficient in all material respects for the current needs of such business.

(o)No government funding has been utilized by the Company in the development of any Company Products or Company-Owned Intellectual Property.

(p)The Company has not sold or committed or promised to sell, license, deliver or otherwise make available any software or other products, enhancements, or software-as-a-service offerings for which development had not been completed at the time of such sale, commitment or promise.

Section 3.16IT Systems.  The Company owns free and clear of all Encumbrances, or is licensed to use, all IT Systems used by it in the operation of its business.  No IT System is dependent upon any facilities or services not under the exclusive ownership and control of the Company.  All of the IT Systems are used exclusively by the Company.  There are no plans to replace or upgrade any material part of the IT Systems within the period of six months after the Closing Date.  The IT Systems are appropriate for the Company’s business, function in accordance with all applicable specifications, and have been regularly and properly maintained.  Disaster recovery plans are in place to ensure that the IT Systems can be replaced without material disruption to the business of the Company in the event of failure of the IT Systems or any part of them.  The IT Systems are sufficiently protected by industry standard security, firewall and anti-virus protection hardware and/or Software. There are, and in the past four years there have been, no performance reductions or logical or physical intrusions to any IT Systems or loss of data that have had (or are having) a Material Adverse Effect on the use of such systems by the Company.  The Company has in its possession and control the Source Code for all the Software used by the Company or appropriate escrow arrangements are in place to ensure that, in the event of the insolvency of the owner of any such Software or of any provider of maintenance for the same, the Company will be able to obtain access to the Source Code to such Software and all other information necessary to maintain or procure a third party to maintain such Software, and will be permitted to maintain or procure a third party to maintain such Software.

Section 3.17Data Protection.  The Company has collected, handled, transferred, used, imported, exported and protected all personally-identifiable information, and other information relating to individuals protected by Law, including consumers and licensees of Company Products, and users of any web sites operated by the Company, in accordance with the privacy policies of the Company, and in compliance in all material respects with all applicable Laws, including Laws concerning privacy, data protection, and notification of data security breaches, including by entering into Contracts, where applicable, governing the flow of such information across national borders.  No Person has brought any claim in connection with the conduct of the Company based on an allegation which, if true, would breach the foregoing representation. The Acquisition will not violate any privacy policy, terms of use or applicable Law relating to the use, handling, transfer, import, export, or protection of such data or information.  The Company has delivered to the Buyer contains a list of all current Contracts relating to the use, handling, transfer, import, export, or protection of any such data or information across national borders.

Section 3.18Insurance Policies. The Company has delivered, or made available to the Buyer, accurate and complete copies of all policies of insurance and pending applications for policies of insurance to which the Company is party or under which the Company or the Business is or has been covered at any time during the last two (2) years. All policies of insurance to which the Company is a party or which provide coverage to the Company or the Business (a) are valid, outstanding and enforceable on the date hereof; (b) are issued by an insurer that is financially sound and reputable; and (c) are sufficient for compliance with applicable Laws and the Contracts of the Company. The Company has not received any refusal of coverage, any notice that a defense will be afforded with reservation of rights, or any notice of cancellation or any other indication that any policy of insurance is no longer in full force or effect, or that the issuer of any policy of insurance is unwilling to perform its obligations thereunder. The Company has complied with all of its material obligations under each such insurance policy.

Section 3.19Litigation. There are no suits, actions, proceedings, investigations, claims or orders (collectively, “Legal Proceedings”) pending or, to the Company’s Knowledge, threatened against the Company or any of the current or former Representatives of the Company in their respective capacity as Representatives of the Company, nor is the Company, or any such Representative in its capacity as a Representative of the Company, subject to any judgment, order or decree of any court, judicial authority or Governmental Authority (nor have any of them been subject to such a judgment, order or decree in the past five (5) years). Schedule 3.19 sets forth a complete and correct list and description of all Legal Proceedings made, filed or otherwise initiated in connection with the Company that are pending or have been resolved in the past two (2) years, and the resolution thereof.

Section 3.20Compliance with Applicable Laws. The Company has complied in all material respects with all Laws applicable to it or to the operation of the Business and no facts or circumstances exist which would reasonably be expected to cause the Company to violate or fail to comply with any such Laws in the future. The Company has not received any written notice from any court, judicial authority or Governmental Authority asserting a failure, or possible failure, to comply with any such applicable Laws, the subject of which notice has not been conclusively resolved as required thereby or otherwise to the satisfaction of the party sending such notice. To the Company’s Knowledge, the Company is not under investigation with respect to violations of any such Laws.

Section 3.21Regulatory Compliance. Schedule 3.21 contains a complete and correct list of all material Licenses and Permits issued to or maintained by the Company as of the date hereof that are necessary to the conduct of the Business as the Business has been operated during the past twelve (12) months (collectively, the “Material Licenses and Permits”), along with the date of issuance and the current term thereof. All such Material Licenses and Permits are in full force and effect. The Company is in compliance in all material respects with the terms and conditions of the Material Licenses and Permits and has received no written notices that it is in violation of any of the terms or conditions of any Material Licenses and Permits or alleging the failure to maintain any Licenses and Permits. The Company has not received written notice that any of the Material Licenses and Permits will not be renewed, and, to the Company’s Knowledge, there are no proceedings pending to revoke or withdraw any such Material Licenses and Permits.

Section 3.22Compliance with Environmental, Health and Safety Requirements. The Company has obtained and possesses all Licenses and Permits required for the conduct of the Business under Laws and contractual obligations concerning public health and safety, worker health and safety, pollution, or protection of the environment except where the failure to possess such Licenses and Permits would not have a Material Adverse Effect.

Section 3.23Employee Benefit Plans. Schedule 3.23 sets forth a complete and correct list of: (a) each “employee benefit plan,” as defined in Section 3(3) of ERISA, and (b) each other benefit plan, policy, program, arrangement or agreement which is sponsored or maintained by the Company, or pursuant to which the Company is otherwise bound or otherwise has any Liability, for the benefit of its employees, former employees, consultants or other Representatives (each, an “Employee Plan”). To the Company’s Knowledge, each Employee Plan (a) has been operated and administered in compliance with its terms and all applicable requirements of ERISA, the Code and other applicable Laws and (b) is intended to be qualified under Section 401(a) of the Code and has received a favorable determination letter from the IRS and there have been no amendments or other developments since the date of such letter which would cause the loss of qualified status of such plan. Neither the Company nor any of its ERISA Affiliates maintains, sponsors or is required to contribute to, either currently or at any time in the past, or otherwise has any Liability with respect to, any Employee Plan that (a) is a “multiemployer plan” within the meaning of Section 3(37) of ERISA, (b) is subject to the funding requirements of Section 412-430 of the Code or Title IV of ERISA, or (c) provides for post-retirement medical, life insurance or other welfare-type benefits (other than as required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or under a similar state Law). There is no reasonable basis for the Company or any ERISA Affiliate of the Company to anticipate liability to the Pension Benefit Guaranty Corporation with respect to a pension plan as defined in Section 3(2) of ERISA (“Pension Plan”) and there has been no reportable event (within the meaning of Section 4043(c) of ERISA) or any event requiring disclosure under Section 4041(c) of ERISA with respect to such a Pension Plan. There has been no event or condition which presents a material risk of termination of any Pension Plan by the Pension Benefit Guaranty Corporation, and no circumstances exist that constitute grounds under Section 4042 of ERISA entitling the Pension Benefit Guaranty Corporation to institute any such proceeding. The actuarial valuation of each Pension Plan for the most recent plan year accurately reflects its actuarial condition as of the first day of such plan year, and there has been no material change in such actuarial condition between such date and the Closing.

Section 3.24Labor; Employment.

(a)The Company is not a party to any collective bargaining agreement and there is no organizational effort presently being made on behalf of any labor union with respect to the Business or the employees of the Company. The Company has complied in all material respects with all applicable Laws relating to the employment of labor. The Company has not incurred any Liability with respect to any employee, former employee or other Representative as the result of the transactions contemplated hereby. No charge or complaint of employment discrimination, unfair labor practice or other similar charge or complaint has been made against the Company during the last three (3) years, or is pending or, to the Knowledge of the Company, threatened, nor does the Company know of any basis for any such allegation, charge or complaint.

(b)Schedule 3.24 sets forth the following: a true, complete and accurate list of each employee, independent contractor, director or consultant of the Company, his or her dates of hire, position and title (if any), current rate of compensation (identifying bonuses, commissions, incentive compensation and equity-based compensation, if any, separately), and, in the case of an employee, whether such employee is hourly or salaried, whether such employee is exempt or non-exempt, whether such employee is absent from active employment and, if so, the date such employee became inactive, the reason for such inactive status, and, if applicable, the anticipated date of return to active employment. Except as set forth on Schedule 3.24, the Company does not have any unsatisfied Liability to any previously terminated Representative. The Company has disclosed all written employee handbooks, policies, programs and arrangements to the Buyer.

(c)No Representative or group of Representatives has informed the Company, either orally or in writing, of any plans to terminate their employment or relationship with the Company generally or as a result of the transactions contemplated hereby or otherwise.

(d)All Representatives of the Company are “employees at will” or otherwise employed such that the Company may lawfully terminate their employment at any time, with or without cause, without creating any material cause of action against the Company or otherwise giving rise to any Liability of the Company for wrongful discharge, Breach of contract or tort or any other similar cause at law or in equity. A true and correct copy of any form of non-competition, non-solicitation, proprietary rights or confidentiality agreement currently in force with any of the Representatives of the Company, and any material variances therefrom, has been delivered to Buyer.

Section 3.25Books and Records. The Company has maintained its books and records in the Ordinary Course of Business, consistent with professional business standards and practices customary for its industry. The Company makes and keeps books, records and accounts which, in reasonable detail, accurately and fairly reflect actual bona fide transactions of the Company. The books of account and other records of the Company previously delivered to the Buyer have been maintained in accordance with sound business practice, applicable Law and accounting practices.

Section 3.26Brokers. No broker, finder or agent is entitled to any brokerage fees, finder’s fees or commissions in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

Section 3.27Banks. The names and locations of all banks or other financial institutions in which the Company has accounts or safe deposit boxes, and the names of all Persons authorized to draw thereon or to have access thereto is listed on Schedule 3.27. Further, Schedule 3.27 sets forth the following information with respect to each such financial institution: (a) the name of the financial institution, (b) the location of the financial institution, (c) the identity of all accounts or safe deposit boxes, by number, at such financial institution, and (d) a list of all authorized signatories on such accounts or safe deposit boxes.

Section 3.28Customers. Schedule 3.28 sets forth a list of the customers of the Company showing the total sales by the Company to each customer during each of the fiscal years ended December 31, 2013 and 2014. Since the date of the Latest Balance Sheet, no such customer has terminated its relationship with the Company or materially reduced or changed the pricing, volume, timing or other terms of its business with the Company, and, to the Company’s Knowledge, no such customer has notified the Company that it intends to terminate or materially reduce or change the pricing, volume, timing or other terms of its business with the Company.

Section 3.29Full Disclosure. This Agreement and the Other Documents and their respective Schedules and Exhibits delivered by or on behalf of the Company and the Sellers hereunder and thereunder are complete and correct in all material respects. No representation or warranty of the Company or the Sellers contained in this Agreement or in the Other Documents, and no written statement made by or on behalf of the Company or the Sellers to the Buyer pursuant to this Agreement or any of the Other Documents contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading. There is no fact or circumstance which the Company or the Sellers have willfully not disclosed (i.e. actively hidden from Buyer) to the Buyer in writing which reasonably could be expected to have, give rise to, or form the Basis for a Material Adverse Effect.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

The Sellers, severally and not jointly, hereby represent and warrant to the Buyer as follows:

Section 4.1Authorization; Enforceability. The Sellers have the requisite power and authority to execute and deliver this Agreement and the Other Agreements to which the Sellers are parties, to perform their obligations under this Agreement and the Other Agreements to which the Sellers are parties, and to consummate the transactions contemplated by this Agreement and the Other Agreements to which the Sellers are parties. This Agreement has been duly executed and delivered by the Sellers, and the Other Agreements to which the Sellers are parties will be duly executed and delivered by the Sellers at the Closing, and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, will constitute legal, valid and binding obligations of the Sellers enforceable in accordance with their respective terms and conditions, except as such enforceability may be limited by the General Enforceability Exceptions.

Section 4.2Title to Shares. The Sellers are the holders of record and beneficial owner of the Shares and such Shares will, as of the Closing, be free and clear of any and all restrictions on transfer, Taxes or Liens (other than restrictions under the Securities Act or applicable state securities Law). The Sellers have the sole voting power and the sole power of disposition and sole power to agree to all matters set forth in this Agreement with respect to the Shares, with no limitations, qualifications or restrictions on such rights and powers, and the Sellers will not grant such rights and powers to any other Person prior to the Closing. There are no pending Legal Proceedings against any of the Sellers affecting its Shares or the right of any of the Sellers to execute, deliver and perform its obligations under this Agreement or the Other Agreements to which any of the Sellers is a party. Upon delivery of the certificate(s) representing the Shares held by the Sellers as of the Closing Date, duly endorsed in blank or accompanied by a duly executed stock power with respect to the Shares, good and marketable title to the Shares held by the Sellers will be sold, assigned, conveyed, transferred and delivered to the Buyer, free and clear of any and all restrictions on transfer, Taxes or Liens.

Section 4.3No Consents. No Consent of, permit or exemption from, or declaration, filing or registration with, any Person or Governmental Authority is required to be made or obtained by the Sellers in connection with the execution, delivery and performance of this Agreement by the Sellers.

Section 4.4Litigation. There are no Legal Proceedings pending, or to the Sellers’ Knowledge threatened, against the Sellers, nor are any of the Sellers subject to any judgment, order or decree of any court, judicial authority or Governmental Authority that would seek to prevent any of the transactions contemplated by this Agreement and the Other Agreements.

Section 4.5No Violation. Neither the execution and delivery of this Agreement or the Other Agreements to which each of the Sellers is a party, nor the performance by any of the Sellers of the transactions contemplated hereby or thereby, will (a) constitute a default under the Organizational Documents of any of the Sellers, (b) to the Sellers’ Knowledge, result in a default, give rise to any right of termination, cancellation or acceleration, or require any Consent under any of the terms, conditions or provisions of any material mortgage, loan, license, agreement, lease or other instrument or obligation to which any of the Sellers is a party, or (c) to the Sellers’ Knowledge, conflict with or violate any material Laws applicable to any of the Sellers or by which any of their Assets are bound.

Section 4.6Foreign Person. None of the Sellers is a foreign person within the meaning of Section 1445 of the Code.

Section 4.7Brokers. No broker, finder or agent is entitled to any brokerage fees, finder’s fees or commissions in connection with the transactions contemplated by this Agreement and the Other Agreements based upon arrangements made by or on behalf of Sellers.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Sellers as follows:

Section 5.1Organization and Qualification. The Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

Section 5.2Authorization; Enforceability. The Buyer has the requisite corporate power and authority to execute and deliver this Agreement and the Other Agreements to which it is a party, to perform its obligations under this Agreement and the Other Agreements to which it is a party, and to consummate the transactions contemplated by this Agreement and the Other Agreements to which it is a party. This Agreement has been duly and validly executed and delivered by the Buyer, the Other Agreements to which the Buyer is a party will be duly executed and delivered by the Buyer at the Closing, and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, will constitute legal, valid and binding obligations of the Buyer, enforceable in accordance with their terms and conditions, except as such enforceability may be limited by the General Enforceability Exceptions.

Section 5.3No Consents. No Consent of, permit or exemption from, or declaration, filing or registration with, any Person or Governmental Authority is required to be made or obtained by the Buyer in connection with the execution, delivery and performance of this Agreement by the Buyer.

Section 5.4Litigation. There are no Legal Proceedings pending, or to the Buyer’s Knowledge threatened, against the Buyer, nor is the Buyer subject to any judgment, order or decree of any court, judicial authority or Governmental Authority that would seek to prevent, delay or burden any of the transactions contemplated by this Agreement.

Section 5.5No Violation. Neither the execution and delivery of this Agreement or the Other Agreements to which it is a party, nor the performance by it of the transactions contemplated hereby or thereby will (a) constitute a default under the Organizational Documents of the Buyer, or (b) to the Buyer’s Knowledge, result in a default, give rise to any right of termination, cancellation or acceleration, or require any Consent under any of the terms, conditions or provisions of any material mortgage, loan, license, agreement, lease or other instrument or obligation to which the Buyer is a party, or (c) to the Buyer’s Knowledge, conflict with or violate any Laws applicable to the Buyer or by which any of its Assets is bound.

ARTICLE VI
CLOSING

Section 6.1Time and Place. The Closing shall occur simultaneously with the execution of this Agreement and shall be effective as of the Effective Date.

Section 6.2Deliveries by the Company and the Sellers. At, or immediately prior to the Closing, the Company and the Sellers shall deliver or cause to be delivered to the Buyer:

(a)Instruments of Transfer. Certificates representing the Shares, duly endorsed in blank or accompanied by duly executed stock powers;

(b)Corporate Documents. A copy of the Certificate of Incorporation of the Company certified by the Secretary of State of the State of Florida as of a date not more than thirty (30) days prior to the Closing Date;

(c)Minute Books. All of the minute books, stock ledgers and similar corporate records, and corporate seal of the Company;

(d)Good Standing Certificate. A certificate of good standing with respect to the Company, issued by the Secretary of State of Florida as of a date not more than thirty (30) days prior to the Closing Date;

(e)Board Resolutions. A copy of the resolutions of the Company’s board of directors and shareholders, certified by the secretary of the Company as having been duly and validly adopted and being in full force and affect, authorizing the execution and delivery of this Agreement and the Other Agreements to which the Company is a party and the performance by the Company of its obligations hereunder and thereunder;

(f)Payoff Letters. Payoff letters with respect to any outstanding Indebtedness of the Company duly executed by the lender(s) or agent, indicating that (a) upon payment of the applicable amounts specified in such payoff letter, all outstanding obligations of the Company arising under or related to such outstanding Indebtedness shall be repaid and extinguished in full and (b) that such lender(s) or agent shall release any Liens and other security interests in, and agree to deliver Uniform Commercial Code termination statements and such other documents or endorsements necessary to release of record its Liens and other security interest in, the Assets and properties of the Company;

(g)Consents. The Third Party Consents and Governmental Consents identified on Schedules 3.7(a) and (b);

(h)FIRPTA Affidavit. From each of the Sellers, a non-foreign affidavit, dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Section 1445 of the Code, stating that such Seller is not a “Foreign Person” as defined in Section 1445 of the Code;

(i)Board Resignations. Resignations from each member of the Company’s board of directors, with such resignations to be effective as of the Closing;

(j)Licenses and Permits. All Licenses and Permits identified on Schedule 3.21;

(k)IP Assignment Agreement. An executed version of that Software Assignment Agreement related to the CompLinx software.

(l)Other Documents. Such other documents and instruments as the Buyer may reasonably request to consummate the transactions contemplated hereby.

Section 6.3Delivery of Instruments of Transfer. At, or immediately prior to the Closing, the Sellers shall deliver or cause to be delivered to the Sellers’ Representative certificates representing the Shares, duly endorsed in blank or accompanied by duly executed stock powers (the “Stock Powers”) to be held in escrow pending full payment of the Purchase Price. Upon payment of Installment 2, Sellers’ Representative shall deliver the Shares and Stock Powers to Buyer.

Section 6.4Deliveries by the Buyer. The Buyer will deliver or cause to be delivered to the Sellers:

(a)Purchase Price. Payment of the Purchase Price as provided in Section 2.1;

(b)Lease Assignment and Sublease Agreement. An executed copy of the Assignment of Lease assigning the Seller’s leased office space to Buyer and a Sublease Agreement between Buyer and Cennairus, LLC, a Florida limited liability company.

(c)Board Resolutions. A copy of the resolutions of the Buyer’s board of directors, certified by the secretary of the Buyer as having been duly and validly adopted and being in full force and affect, authorizing the execution and delivery of this Agreement and the Other Agreements to which the Buyer is a party and the performance by the Buyer of its obligations hereunder and thereunder;

(d)Other Documents. Such other documents and instruments as the Company or the Sellers, or their respective counsel, shall deem reasonably necessary to consummate the transactions contemplated hereby.

ARTICLE VII
POST CLOSING COVENANTS

Section 7.1Tax Covenants.

(a)Pre-Closing Returns. Following the Closing, the Company shall prepare, or cause to be prepared and timely filed, all income Tax Returns that are required to be filed by, or with respect to, the Company for taxable periods ending on or before the Closing Date (“Sellers’ Returns”) and the Sellers shall pay all Taxes required to be paid with respect to such Sellers’ Returns. All such Sellers’ Returns shall be prepared, and all elections with respect to such Sellers’ Returns shall be made, in accordance with applicable Law. The Company shall submit each such Sellers’ Return to the Sellers’ Representative for review and comment no later than forty-five (45) days before the due date for such Sellers’ Return. No later than fifteen (15) days following the Sellers’ Representative’s receipt of a Sellers’ Return, the Sellers’ Representative shall notify the Company in writing of any dispute with respect to the manner in which such Sellers’ Return is prepared or the related Tax is calculated (a “Protest Notice”). If the Buyer and the Sellers’ Representative are unable to resolve a dispute with respect to any such Sellers’ Return within a period of fifteen (15) days following the Buyer’s receipt of a Protest Notice, then any disputed items shall be resolved in accordance with the procedure for protests under Section 7.1(f).

(b)Straddle Period Returns. The Buyer shall prepare and timely file, or cause to be prepared or timely filed, (and shall provide the Sellers’ Representative a copy of each such return as filed and evidence of the timely filing thereof) all Tax Returns (other than the Sellers’ Returns) that are required to be filed by, or with respect to, the Company that are not filed as of the Closing Date (“Buyer’s Returns”) and shall pay the Tax shown as due thereon. In the case of a Buyer’s Return that includes a Straddle Period (a “Straddle Period Return”), the Buyer shall submit each such Straddle Period Return to the Sellers’ Representative for the Sellers’ Representative’s review and advice no later than thirty (30) days before the due date for such Straddle Period Return. No later than ten (10) days following the

Sellers’ Representative’s receipt of a Straddle Period Return, the Sellers’ Representative shall notify the Buyer in writing of any dispute with respect to the manner in which such Straddle Period Return is prepared or the related Tax is calculated (a “Protest Notice”). If the Buyer and the Sellers’ Representative are unable to resolve a dispute with respect to any such Straddle Period Return within a period of fifteen (15) days following the Buyer’s receipt of Protest Notice, then any disputed items shall be resolved in accordance with Section 7.1(f). All Straddle Period Returns shall be prepared, and all elections with respect to such Straddle Period Returns shall be made, in accordance with applicable Law. Within five (5) days after the later of (i) the Sellers’ Representative’s approval of any Straddle Period Return, and (ii) the resolution of any dispute with respect to such Straddle Period Return, the Sellers’ Representative shall pay to the Company the portion of the Taxes shown on such Straddle Period Return that constitute Pre-Closing Taxes. Nothing hereunder shall limit the right of the Company to file any Straddle Period Return on a timely basis.

(c)Cooperation and Records Retention. The Sellers’ Representative and the Buyer shall (i) each provide the other, and the Buyer shall cause the Company to provide the Sellers’ Representative, with such assistance as may be reasonably requested by any of them in connection with the preparation of any Tax Return, audit, or other examination by any Taxing Authority or judicial or administrative proceedings relating to Liability for Taxes, (ii) each retain and provide the other, and the Buyer shall cause the Company to retain and provide the Sellers’ Representative with, any records or other information that may be relevant to such Tax Return, audit or examination, proceeding, or determination, and (iii) each provide the other with any final determination of any such audit or examination, proceeding, or determination that affects any amount required to be shown on any Tax Return of the other or the Company for any period. Without limiting the generality of the foregoing, the Buyer shall retain, and shall cause the Company to retain, and the Sellers’ Representative shall retain, until the applicable statutes of limitations (including any extensions) have expired, copies of all Tax Returns, supporting work schedules, and other records or information that may be relevant to such returns for all Tax periods or portions thereof ending on or before the Closing Date and shall not destroy or otherwise dispose of any such records without first providing the other Party with a reasonable opportunity to review and copy the same. Each Party shall bear its own expenses in complying with the provisions of this Section 7.1(c).

(d)Tax Proceedings. The Sellers’ Representative shall exercise, at their expense, control over the handling, disposition, and settlement of any governmental inquiry, examination, or proceeding (a “Tax Proceeding”) that could result in a determination with respect to Pre-Closing Taxes due or payable by the Sellers or the Buyer or the Company and for which the Sellers are liable or against which the Sellers are required to indemnify the Buyer or the Company pursuant hereto. The Sellers’ Representative shall, however, promptly notify the Company or the Buyer if, in connection with any such Tax Proceeding, any Taxing Authority proposes in writing to make any assessment or adjustment with respect to Tax items of the Company or the Buyer, which assessments or adjustments could affect the Company or the Buyer following the Closing, and shall consult with the Company with respect to any such proposed assessment or adjustment and allow the Buyer to participate in the Tax Proceedings, to the extent reasonably necessary to protect the interests of the Buyer and the Company. The Buyer shall notify the Sellers’ Representative in writing within fifteen (15) days after learning of any Tax Proceeding described in the first sentence of this Section 7.1(d); provided, however, that failure to provide such notice on a timely basis shall not limit the Sellers’s obligations hereunder, except to the extent that the Sellers are prejudiced thereby. The Buyer shall cooperate with the Sellers’ Representative, as the Sellers’ Representative may reasonably request, in any such Tax Proceeding. The Sellers’ Representative shall keep the Buyer and the Company reasonably notified with respect to the conduct of any such Tax Proceeding, and may not settle any dispute arising thereunder without the written consent of the Buyer. Notwithstanding any provisions of this Agreement to the contrary, notices with respect to, and conduct and disposition of, any Tax Proceeding shall be governed by this Section 7.1(d).

(e)Indemnification. Following the Closing, the Sellers shall fully indemnify and hold the Buyer and the Company harmless against any and all Pre-Closing Taxes of the Company.

(f)Resolution of Protest. If the Buyer and the Sellers’ Representative are unable to resolve any disagreement with respect to any Sellers’ Return or Straddle Period Return within fifteen (15) days following the delivery of a Protest Notice, then either the Buyer or the Sellers’ Representative may refer the items in dispute to the Independent Accountant. In such case, the Buyer and the Sellers’ Representative will jointly retain the Independent Accountant and direct it to render a written report resolving any and all items in dispute as set forth in the Protest Notice, not later than thirty (30) days after acceptance of its retention. The Sellers’ Representative and the Buyer shall each submit to the Independent Accountant a binder setting forth their specific information, evidence and support for their respective positions as to all items in dispute. Neither the Sellers’ Representative nor the Buyer shall have or conduct any communication, either written or oral, with the Independent Accountant without the other Party either being present or receiving a concurrent copy of any written communication. The Sellers’ Representative and the Buyer, and their respective Representatives, shall cooperate fully with the Independent Accountant during its engagement and respond on a timely basis to all requests for information or access to documents or personnel made by the Independent Accountant, all with the intent to fairly and in good faith resolve all disputes relating to the Sellers’ Return or the Straddle Period Return, as applicable, as promptly as reasonably practicable. The findings and determinations of the Independent Accountant as set forth in its written report shall be deemed final, conclusive and binding upon the Parties. In resolving any disputed item, the Independent Accountant (i) may not assign a value to any particular item greater than the greatest value for such item claimed by either the Sellers’ Representative or the Buyer, or less than the lowest value for such item claimed by either the Sellers’ Representative or the Buyer, in each case as presented to the Independent Accountant, (ii) shall be bound by the principles set forth in this Section 7.1, and (iii) shall limit its review to matters specifically set forth in the Protest Notice. The fees and expenses of the Independent Accountant shall be borne by the Sellers, on the one hand, and the Buyer, on the other hand, based upon the percentage that the amount not awarded to the Sellers bears to the amount actually contested by the Sellers.

Section 7.2Access to Books and Records. From and after the Closing, the Buyer shall, and shall cause the Company to, provide the Sellers’ Representative and its agents with reasonable access (for the purpose of examining and copying), during normal business hours, to the books and records of the Company with respect to periods or occurrences prior to the Closing Date in connection with legitimate business purposes of the Sellers’ Representative, expressed to the Company in writing.

Section 7.3Non-Competition; Non-Solicitation; Confidentiality.

(a)Non-Disclosure of Confidential Information. None of the Restricted Parties shall, directly or indirectly, disclose or use at any time (and shall cause their respective Affiliates and Representatives not to use or disclose) any Confidential Information (whether or not such information is or was developed by any of the Restricted Parties), except to the extent that such disclosure or use is directly related to and required by the performance of the Restricted Party’s duties to the Company or the Buyer or as required by Law or as otherwise provided hereunder. The Restricted Parties each further agrees to take commercially reasonable steps, to the extent within its control, to safeguard such Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. In the event any of the Restricted Parties is required by Law to disclose any Confidential Information, such Restricted Party shall promptly notify the Buyer in writing, which notification shall include the nature of the legal requirement and the extent of the required disclosure, and shall cooperate with the Buyer’s reasonable requests to preserve the confidentiality of such Confidential Information consistent with applicable Law. For purposes of this Agreement, “Confidential Information” means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”), in any form or medium, that relates to the Business, the Company, or its suppliers, distributors, customers, independent contractors or other business relations. Confidential Information includes the following as they relate to the Company or the Business and, in each case, to the extent the Company or the Business obtains a commercial benefit from the secret nature of such information: internal business information (including information relating to strategic and staffing plans and practices, business, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures, accounting and business methods and potential acquisition candidates); identities of, individual requirements of, and specific contractual arrangements with, the Company’s suppliers, distributors, customers, independent contractors or other business relations and their confidential information; trade secrets, know-how, compilations of data and analyses, techniques, systems, formulae, research, records, reports, manuals, documentation, models, data and data bases relating thereto; and inventions, innovations, improvements, developments, methods, designs, analyses, drawings, and reports. Notwithstanding the foregoing, Confidential Information does not include such information which: (A) at the time of disclosure is publicly available or thereafter becomes publicly available through no act or omission of a Restricted Party; (B) is thereafter disclosed or furnished to the Restricted Party by a third party who is not known by such Restricted Party to have acquired the information under an obligation of confidentiality; (C) is independently developed by the Restricted Party without the use of or reference to Confidential Information after the Closing Date; or (D) is disclosed by the Restricted Party (subject to compliance with the applicable provisions of this subsection (a)) under compulsion of applicable Law.

(b)Non-Competition.

 (i) Each Restricted Party is familiar with the trade secrets related to the Company and the Business, and with other Confidential Information concerning the Company and the Business, including all (A) inventions, technology and research and development related to the Business, (B) customers and clients and customer and client lists related to the Business, (C) products (including products under development) and services related to the Business and related costs and pricing structures and manufacturing techniques, (D) accounting and business methods and practices related to the Business and (E) similar and related confidential information and trade secrets related to the Business. Each Restricted Party acknowledges and agrees that the Company would be irreparably damaged if any of the Restricted Parties were to directly or indirectly provide services to any Person competing with the Business or engaging in a similar business and that such direct or indirect competition by any Restricted Party would result in a significant loss of goodwill by the Company.

 (ii) In further consideration for the Buyer’s payment to Restricted Parties of the Purchase Price under this Agreement (in respect of which payment each of the Restricted Parties expressly acknowledges that it derives a substantial and direct benefit), and in order to protect the value of the Company and the Business acquired by the Buyer hereunder (including the goodwill inherent in the Company and the Business as of the date hereof), each Restricted Party hereby agrees that for a period of three (3) years commencing on the Effective Date (the “Non-Competition Period”), such Restricted Party shall not acquire or hold any economic or financial interest in, act as a partner, member, shareholder, or Representative of, render any services to, or otherwise operate or hold an interest in any Person (other than the Seller) having any location in any country in which the Business currently operates which entity, enterprise or other Person primarily engages in, or engages in the management or operation of any Person that primarily engages in any business that competes with the Business; provided, however, that nothing contained herein shall be construed to prohibit any Restricted Party from purchasing up to an aggregate of two percent (2%) of any class of the outstanding voting securities of any other Person whose securities are listed on a national securities exchange (but only if such investment is held on a purely passive basis). Notwithstanding the foregoing, if a Restricted Party becomes an employee of the Company or the Buyer, the Non-Competition Period shall be the later of the date that is (A) three (3) years from the Effective Date or (B) one (1) year from the Restricted Party’s resignation or termination of employment.

(c)Non-Solicitation; Non-Disparagement. During the period commencing on the Closing Date and ending on the fifth (5th) anniversary of the Effective Date (the “Non-Solicitation Period”), none of the Restricted Parties shall, directly or indirectly, either individually or acting in concert with another Person or Persons:

(i)  request, induce or attempt to influence any distributor, supplier or customer of goods or services of the Business to curtail, cancel or refrain from maintaining or increasing the amount or type of business such distributor, supplier or customer of goods or services is currently transacting, or may be transacting during the Non-Solicitation Period, with the Business or modify its pricing or other terms of sale with the Business;

(ii) except pursuant to a general solicitation to the public, solicit for employment or retention or hire, employ or retain any Person who is an employee of the Business during the Non-Solicitation Period;

(iii)influence or attempt to influence any Person who is an employee of the Business during the Non-Solicitation Period to terminate his or her employment with the Company or the Business; or

(iv)make any negative, derogatory or disparaging statements or communications regarding the Buyer, the Business, the Company, or their respective Affiliates or employees.

(d)Severability. Notwithstanding anything to the contrary in this Agreement, if at any time, in any judicial or arbitration proceeding, any of the restrictions stated in this Section 7.3 are found by a final order of a court of competent jurisdiction or arbitrator to be unreasonable or otherwise unenforceable under circumstances then existing, the Parties each agree that the period, scope or geographical area, as the case may be, shall be reduced to the extent necessary to enable the court to enforce the restrictions to the extent such provisions are allowable under applicable Law, giving effect to the agreement and intent of the Parties that the restrictions contained herein shall be effective to the fullest extent permissible. In the event of a Breach or violation by any Restricted Party of any of the provisions of this Section 7.3, the Non-Competition Period or Non-Solicitation Period, as the case may be, will be tolled for so long as such Restricted Party was in violation of such provision. Each Restricted Party agrees that the restrictions contained in this Agreement are reasonable in all respects and necessary to protect the Buyer’s interest in, and the value of, the Business.

(e)Specific Performance; Injunctive Relief. Each Restricted Party acknowledges and agrees that in the event of a Breach by any Restricted Party of any of the provisions of this Section 7.3, the Buyer would suffer irreparable harm, no adequate remedy at law would exist for the Buyer, and damages would be difficult to determine. Consequently, in the event of any such Breach, the Buyer or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of law or equity of competent jurisdiction for specific performance or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof, in each case without the requirement of posting a bond or proving actual damages.

Section 7.4Preservation of Records. Subject to Section 7.1(c) hereof (relating to the preservation of Tax Records), the Sellers’ Representative and the Buyer agree that each of them shall (and shall cause the Company to) preserve and keep the records held by them relating to the Business of the Company for a period of three (3) years from the Closing Date and shall make such records and personnel available to the other Parties as may be reasonably required by such Party in connection with, among other things, any insurance claims by, legal proceedings against or governmental investigations of the

Sellers, the Company, or the Buyer, or any of their Affiliates, or in order to enable the Sellers, the Company or the Buyer to comply with their respective obligations under this Agreement and each Other Agreement.

Section 7.5Use of Name. The Sellers hereby acknowledge and agree that upon the consummation of the transactions contemplated hereby, the Buyer and the Company shall have the sole right to the use of the names “InsureLinx” or “CompLinx” or any service marks, trademarks, trade names, identifying symbols, logos, emblems, signs or insignia related thereto or containing or comprising the foregoing, including any name or mark confusingly similar thereto (collectively, the “Company Marks”). The Sellers shall not, and shall cause their respective Affiliates not to, use such names or any variation or simulation thereof or any of the Company Marks. The Sellers shall, and shall cause their respective Affiliates to, immediately following the Closing, cease to hold themselves out as stockholders or Affiliates of the Company or any of its Affiliates.

Section 7.6Post-Closing Matters. Each of the Parties shall satisfy the requirements set forth on Schedule 7.6 on or before the date specified for such requirement or such later date to be mutually agreed to by the parties.

Section 7.7General. In case at any time after the Closing any further actions are necessary or desirable to carry out the purposes of this Agreement, each of the Parties shall take such further actions (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article VIII below). The Sellers acknowledge and agree that from and after the Closing, the Buyer will be entitled to all documents, books and records (including Tax records), agreements, and financial data of any sort relating to the Company.

ARTICLE VIII
INDEMNIFICATION

Section 8.1Survival of the Company’s and the Sellers’ Representations, Warranties and Covenants; Time Limits on Indemnification Obligations. All representations and warranties of the Company and the Sellers contained in, or arising out of, this Agreement shall survive the Closing hereunder for a period of two (2) years after the Closing Date; provided, however, that the representations and warranties set forth in in Section 3.1 (Organization and Qualification), Section 3.2 (Authorization; Enforceability), Section 3.3 (Organizational Documents), Section 3.4 (Capitalization), Section 3.11 (Taxes), Section 3.20 (Compliance with Environmental, Health and Safety Requirements), Section 3.21 (Employee Benefit Plans), Section 3.26 (Brokers), Section 4.1 (Authorization; Enforceability), Section 4.2 (Title to Shares), and Section 4.7 (Brokers) (each of the foregoing, a “Fundamental Representation”) shall survive the Closing until the expiration of the applicable statute of limitations plus sixty (60) days. All Post-Closing Covenants of the Company and the Sellers will survive the Closing in accordance with their terms. If the Buyer provides notice of a claim in accordance with the terms of this Agreement prior to the end of the applicable period of survival set forth in this Section 8.1, then the Liability for such claim will continue until such claim is fully resolved.

Section 8.2Survival of the Buyer’s Representations, Warranties and Covenants; Time Limits on Indemnification Obligations. All representations and warranties of the Buyer contained in, or arising out of, this Agreement shall survive the Closing hereunder for a period of two (2) years after the Closing Date; provided, however, that the representations and warranties in Section 5.1 (Organization and Qualification) and Section 5.2 (Authorization; Enforceability) shall survive until the expiration of the applicable statute of limitations plus sixty (60) days. All Post-Closing Covenants of the Buyer will survive the Closing in accordance with their terms or, if no term is stated, then a period of twelve (12)

months. If the Seller provides notice of a claim in accordance with the terms of this Agreement prior to the end of the applicable period of survival set forth in this Section 8.2, then the Liability for such claim will continue until such claim is fully resolved.

Section 8.3Indemnification by the Sellers. Subject to the terms, conditions and limitations set forth in this Article VIII, the Sellers shall severally (and not jointly) indemnify, defend and hold harmless the Buyer Indemnified Parties from and against, and shall promptly pay or reimburse each Buyer Indemnified Party for, any and all Losses sustained or incurred by any Buyer Indemnified Party resulting from:

(a)any Breach of a representation or warranty made by the Company or any Seller in this Agreement or any Other Agreement;

(b)any Breach of a Post-Closing Covenant made by any Seller;

(c)any claim or assertion in respect of any breaches of any patents or intellectual property;

(d)any claim or assertion in respect of Indebtedness or broker’s or agent’s fees or expenses arising out of the transactions contemplated by this Agreement by a Person claiming to have been engaged by such Sellers or its Affiliates; or

(e)any Pre-Closing Taxes.

Section 8.4Indemnification by the Buyer. Subject to the terms, conditions and limitations set forth in this Article VIII, from and after the Closing, the Buyer shall indemnify, defend and hold harmless the Seller Indemnified Parties from and against any and all Losses sustained or incurred by any Seller Indemnified Party resulting from:

(a)any Breach of a representation or warranty made by the Buyer in this Agreement;

(b)any Breach of a Post-Closing Covenant made by the Buyer in this Agreement; or

(c)any claim or assertion for broker’s or finder’s fees or expenses arising out of the transactions contemplated by this Agreement by any Person claiming to have been engaged by either the Buyer or any of its Affiliates.

Section 8.5Certain Limitations. The indemnification provided for in Section 8.3 and Section 8.4 shall be subject to the following limitations:

(a)Seller shall not be liable to the Buyer Indemnified Parties for indemnification under Section 8.3(a) or Section 8.3(b) until the aggregate amount of all Losses in respect of indemnification under Section 8.3(a) or Section 8.3(b) exceeds $200,000 (the "Basket"), in which event Seller shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which Seller shall be liable pursuant to Section 8.3(a) or Section 8.3(b) shall not exceed $3,000,000 (the "Cap").

(b)Buyer shall not be liable to the Seller Indemnified Parties for indemnification under Section 8.4(a) or Section 8.4(b) until the aggregate amount of all Losses in respect of indemnification under Section 8.4(a) or Section 8.4(b) exceeds the Basket, in which event Buyer shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which Buyer shall be liable pursuant to Section 8.4(a) or Section 8.4(b) shall not exceed the Cap.

(c)Notwithstanding the foregoing, the limitations set forth in Section 8.5(a) and Section 8.5(b) shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 3.1, Section 3.2, Section 3.4, Section 3.23, Section 3.26, Section 4.1, Section 4.2, Section 4.7, Section 5.1 and Section 5.2.

Section 8.6Indemnification Procedure for Third Party Claims.

(a)Other than a claim involving Taxes which procedure is set forth in, and which shall be governed exclusively by, Section 7.1, in the event that subsequent to the Closing, any Person that is or may be entitled to indemnification under this Agreement (an “Indemnified Party”) receives notice of the assertion of any claim, issuance of any order or the commencement of any action or proceeding by any Person who is not a Party or an Affiliate of a Party, including, without limitation, any domestic or foreign court or Governmental Authority (a “Third Party Claim”), against such Indemnified Party and for which a Party is or may be required to provide indemnification under this Agreement (an “Indemnifying Party”), such Indemnified Party shall give written notice thereof, together with a statement of any available information regarding such Third Party Claim to such Indemnifying Party, within thirty (30) days after learning of such Third Party Claim; provided, however, that failure to give such written notice within any particular time period shall not adversely affect the Indemnified Party’s right to indemnification except, and to the extent that, the Indemnifying Party can show that the failure to give such notification on a timely basis directly and adversely affected the Indemnifying Party’s ability to defend such Third Party Claim. The Indemnifying Party shall have the right upon written notice to the Indemnified Party (the “Defense Notice”), within fifteen (15) days after receipt from the Indemnified Party of notice of such Third Party Claim, to conduct, at its expense, the defense against such Third Party Claim in its own name, or if necessary in the name of the Indemnified Party. In the event that the Indemnifying Party does not elect to conduct the defense of the subject Third Party Claim, then the Indemnified Party may conduct the defense of the subject Third Party Claim and the Indemnifying Party will cooperate with and make available to the Indemnified Party such assistance and materials as may be reasonably requested by the Indemnified Party. In the event that the Indemnifying Party does elect to conduct the defense of the subject Third Party Claim, then the Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance and materials as may be reasonably requested by it, and the Indemnified Party shall have the right to participate in the defense assisted by counsel of its own choosing. Without the prior written consent of the Indemnified Party, the Indemnifying Party will not enter into any settlement of any Third Party Claim or cease to defend against such Third Party Claim, if pursuant to or as a result of such settlement or cessation, (i) injunctive or other equitable relief would be imposed against the Indemnified Party, or (ii) each claimant or plaintiff in such Third Party Claim has not given to the Indemnified Party an unconditional release from all Liability with respect to such Third Party Claim.

(b)Notwithstanding anything contained in Section 8.5(a) to the contrary, the Indemnifying Party under this Section 8.5 shall not be entitled to control, and the Indemnified Party shall be entitled to have sole control over, the defense or settlement of any Third Party Claim if any of the following conditions are not satisfied:

(i)  the Indemnifying Party shall acknowledge in writing that it shall be fully responsible for all Losses relating to such proceeding, which acknowledgement is deemed given by the Sellers’ Representative in its capacity as representative to the Sellers;

(ii) the Indemnifying Party must diligently defend such proceeding;

(iii)the Indemnifying Party must furnish the Indemnified Party with evidence that the financial resources of the Indemnifying Party, in the Indemnified Party’s reasonable judgment, are and will be sufficient (when considering Losses in respect of all other outstanding claims) to satisfy any Losses relating to such proceeding;

(iv)such proceeding shall not involve criminal actions or allegations of criminal conduct by the Indemnifying Party or Indemnified Party, and shall not involve claims for specific performance or other equitable relief; and

(v) there does not exist, in the Indemnified Party’s good faith judgment, based on the advice of outside legal counsel, a conflict of interest which, under applicable principles of legal ethics, could reasonably be expected to prohibit a single legal counsel from representing both the Indemnified Party and the Indemnifying Party in such proceeding.

Section 8.7Treatment of Indemnification. All indemnification payments made under this Agreement shall be treated by all Parties as an adjustment to the Purchase Price.

Section 8.8Impact of Insurance on Indemnification Obligations.

(a)Notwithstanding any other provision of this Article VIII or of this Agreement to the contrary, the amount of any Losses for which indemnification is provided under this Agreement shall be net of any amounts actually recovered by the Indemnified Party or its Affiliates under insurance policies maintained by the Company or the Indemnified Party or its Affiliates and applicable to such Losses.  Buyer and Sellers (and their respective Affiliates) will (and will cause the Company to) use their commercially reasonably efforts to seek full recovery under the insurance policies referenced in the foregoing sentence. To the extent that any insurance payment is actually recovered by an Indemnified Party or its Affiliates after the related indemnification payment has been made pursuant to this Agreement, the Indemnified Party will pay over to the Indemnifying Party the amounts of such insurance payments promptly after they are actually recovered. Buyer and Sellers will (and will cause their Affiliates and the Company to) cause the respective insurance policies to contain a provision waiving the applicable insurance company’s rights of subrogation as against the Indemnifying Party and its Affiliates with respect to matters covered by this Section 8.7.

(b)With respect to those policies of insurance that are written on a claims made basis (as opposed to an occurrence basis) (e.g. E & O Coverage) and carried by the Company immediately prior to the Closing Date, Buyer covenants and agrees that from and after the Closing Date  to cause the Company to continuously maintain in full force and effect for a period of at least seven (7) years after the Closing Date equivalent or better coverage (as to risks/matters insured), with policy limits equal to or greater than those maintained by the Company immediately prior to the Closing Date and benefitting Sellers.

Section 8.9Right of Set-off. Notwithstanding anything to the contrary in this Agreement, and without prejudice to any other right or remedy it has or may have, Buyer shall have the right to set off or recoup any liability it owes to Seller against any absolute and mature liability for which Seller is liable to Buyer, whether either liability arises under this Agreement.

Section 8.10No Right of Contribution. Each Seller hereby waives, and acknowledges and agrees that such Seller shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against the Company in connection with any indemnification obligation or any other Liability to which such Seller may become subject under this Agreement or any of the Other Agreements.

ARTICLE IX
DEFINITIONS

Definitions. As used in this Agreement,

“Action” means any action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation, whether civil, criminal, administrative or regulatory, and whether at law or in equity.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling or Controlled by, or under direct or indirect common Control with, such Person. For purposes of this definition, a Person shall be deemed to Control another Person if such Person owns or Controls, directly or indirectly, more than twenty-five percent (25%) of the voting Equity Interests of the other Person. “Control,” “Controlled” or “Controlling” means the ability of a Person (collectively or with its Affiliates) directly or indirectly to direct the use of, disposition of and access to the property of another Person.

“Agreement” has the meaning set forth in the preamble.

“Assets” of any Person means all assets and properties of any kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether accrued, contingent, fixed or otherwise, and wherever located), including the good will related thereto, operated, owned or leased by such Person.

“Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

“Breach” means (a) the violation of any covenant, agreement, Law, right, obligation, engagement or duty, whether by commission or omission, (b) the failure to perform, refusal to perform, or prevention or hindrance of performance of, any covenant, agreement, obligation, engagement or duty, (c) the performance of any act which by covenant, agreement or duty must not be performed, (d) any breach, inaccuracy or misstatement in any representation or warranty, or (e) any event which, with the passage of time or provision of notice, would constitute any of the above.

“Business” means the business of developing and administering billing and account management software for workers’ compensation policyholders and such other business as the Company is engaged in as of the Closing Date.

“Business Day” means any day other than a Saturday, Sunday or other day on which the banks in New York City, New York are permitted or required by applicable Law to close.

“Buyer” has the meaning set forth in the preamble.

“Buyer Indemnified Parties” means the Buyer, the Company and their respective Representatives, successors and assigns.

“Buyer’s Knowledge” or “Knowledge of the Buyer” means any matter, fact, or thing that is, as of the date hereof or the Closing Date, actually known to Buyer.

“Cash on Hand” means all cash and cash equivalents, calculated as of 12:01 a.m., Eastern Time, on the date of calculation, determined in accordance with GAAP.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company’s Knowledge” or “Knowledge of the Company” means any matter, fact, or thing that is, as of the date hereof or the Closing Date, actually known by the Sellers.

“Company Products” means all software products developed, licensed to others, delivered, or implemented, and all services performed, by the Company.

“Consent” means any approval, consent, ratification, waiver, notice or other authorization.

“Contract” means any written or oral agreement, note, guarantee, mortgage, indenture, lease, deed of trust, license, plan, instrument or other contract or legally binding arrangement or commitment.

“Copyrights” means all copyrights, whether in published or unpublished works, databases, data collections and rights therein, mask work rights, software, web site content; rights to compilations, collective works, and derivative works of any of the foregoing and moral rights in any of the foregoing; registrations and applications for registration for any of the foregoing and any renewals or extensions thereof, whether U.S. or foreign; and moral rights and economic rights in any of the foregoing.

“Dollars” or “$” means the lawful currency of the United States.

“Domain Names” means Internet electronic addresses, uniform resource locators and alphanumeric designations associated therewith registered with or assigned by any domain name registrar, domain name registry or other domain name registration authority as part of an electronic address on the Internet and all applications for any of the foregoing.

“Equity Interests” means (a) any partnership interests, (b) any membership interests or units, (c) any shares of capital stock, (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity, (e) any subscriptions, calls, warrants, options, or commitments of any kind or character relating to, or entitling any Person or entity to purchase or otherwise acquire membership interests or units, capital stock, or any other equity securities, (f) any securities convertible into or exercisable or exchangeable for partnership interests, membership interests or units, capital stock, or any other equity securities, or (g) any other interest classified as an equity security of a Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that is included in a controlled group of companies within which the Company is also included, as provided in Section 414(b) of the Code; or which is a trade or business under common control with the Company, as provided in Section 414(c) of the Code; or which constitutes a member of an affiliated service group within which the Company is also included, as provided in Section 414(m) of the Code; or which is required to be aggregated with the Company pursuant to regulations issued under Section 414(o) of the Code.

“GAAP” means United States generally accepted accounting principles, as in effect from time to time, consistently applied.

“General Enforceability Exceptions” means those exceptions to enforceability due to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally, and general principles of equity (regardless of whether such enforceability is considered in a proceeding at Law or in equity).

“Governmental Authority” means the United States or any state, provincial, county, municipal, city, local or foreign government, or any instrumentality, division, subdivision, department, agency or authority of any thereof having competent jurisdiction over any of the Company, the Buyer or the transactions contemplated by this Agreement, as applicable.

“Indebtedness” means, with respect to any Person, all Liabilities in respect of: (a) borrowed money; (b) indebtedness evidenced by bonds, notes, debentures or similar instruments (c) capitalized lease obligations (excluding the Lease on the building currently occupied by the Company and any leases for normal and customary office equipment); (d) the deferred purchase price of assets, services or securities (other than ordinary trade accounts payable); (e) conditional sale or other title retention agreements; (f) the factoring or discounting of accounts receivable; (g) swap or hedging agreements or arrangements, (h) reimbursement obligations, whether contingent or matured, with respect to letters of credit, bankers’ acceptances, bank overdrafts, surety bonds, other financial guarantees and interest rate protection agreements (without duplication of other indebtedness supported or guaranteed thereby); (i) interest, premium, penalties and other amounts owing in respect of the items described in the foregoing clauses (a) through (h) after giving effect to the Closing, (j) all Indebtedness of the types referred to in clauses (a) through (b) guaranteed in any manner by such Person, whether or not any of the foregoing would appear on a consolidated balance sheet prepared in accordance with GAAP; (k) any unfunded pension liabilities; and (l) any so-called “change of control” payments.

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, designs, shapes, configurations, slogans, trade names, corporate names, Internet domain names, and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, recipes, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including source code, executable code, data, databases, and related documentation), (g) all advertising and promotional materials, (h) all other proprietary rights, and (i) all copies and tangible embodiments of any of the foregoing (in whatever form or medium).

“IT Systems” means the hardware, Software, communications networks, telephone switchboards, microprocessors and firmware and other information technology equipment that are owned or used by the Company.

“Law” means each provision of any currently implemented federal, state, local or foreign law, statute, ordinance, order, code, rule or regulation, promulgated or issued by any Governmental Authority.

“Lease” means (a) any lease, sublease, license, concession or other Contract relating to the occupancy of any improved space on any Real Property, (b) any long-term Contract to lease Real Property in which most of the rights and benefits comprising ownership of the Real Property, if any, are transferred to the tenant for the term thereof, (c) any Contract, license, or right to use pertaining to the possession or use of any Tangible Personal Property, in each case, together with all amendments, extensions, renewals, modifications, alterations, guaranties and other changes thereto, and including the right to all security deposits and other amounts and instruments deposited thereunder.

“Liability” means any liability or obligation of whatever kind or nature (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due), including without limitation any liability for Taxes.

“Licenses and Permits” means any licenses, permits, certificates, certifications, privileges, immunities, notifications, exemptions, classifications, registrations, easements, franchises, approvals, authorizations, orders and other similar rights (or any waivers of the foregoing) issued by any Governmental Authority, and all pending applications therefor or renewals thereof.

“Lien” means any mortgage, pledge, hypothecation, hypothec, right of others, claim, security interest, encumbrance, lease, sublease, license, occupancy agreement, adverse claim or interest, easement, covenant, encroachment, burden, title defect, title retention agreement, voting trust agreement, proxy, interest, equity, option, lien, preemptive right, right of first offer or refusal, charge or other restrictions or limitations of any nature whatsoever, other than (a) restrictions on the offer and sale of securities under federal and state securities Laws and (b) any Permitted Liens.

“Loss” or “Losses” means, with respect to any Person, all Liabilities, obligations, deficiencies, demands, claims, suits, actions, or causes of action, assessments, losses, Taxes, fines, penalties, damages (including punitive, special and consequential damages), lost profits, diminution in value (based on a multiple of earnings or otherwise), costs and expenses (including reasonable attorneys’ fees) sustained or incurred by such Person.

“Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, is materially adverse to the business, financial condition, results of operations or prospects (including the achievement or the ability to achieve forecasts of revenue or earnings) of the Company or the Business; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition, or change, directly or indirectly, arising out of or attributable to: (i) any changes, conditions or effects in the United States or foreign economies or securities or financial markets in general; (ii) changes, conditions or effects that generally affect the industries in which the Company operates; (iii) conditions caused by acts of terrorism or war (whether or not declared); (iv) the announcement or pendency of the transactions contemplated by this Agreement (including the impact of any of the foregoing on relationships with customers, suppliers, licensors, employees or regulators); (v) any change in applicable Law or the interpretation thereof; provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) through (v) above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on the Company compared to other participants in the industries in which the Company conducts its Business. For the avoidance of doubt, by way of illustration and not limitation, a “Material Adverse Effect” shall include any matter or matters that, alone or in the aggregate, is or are likely to, or could reasonably be expected to, result in Losses to the Company in excess of ten percent (10%) of the Purchase Price, or that a reasonable investor would consider as significantly and adversely affecting its investment decision with respect to the transactions contemplated herein.

“Object Code” means computer software that is substantially or entirely in binary form and that is intended to be directly executable by a computer after suitable processing and linking but without any intervening steps of compilation or assembly.

“Ordinary Course of Business” means, in respect of any Person, the ordinary course of such Person’s business, as conducted by any such Person in accordance with past practice and undertaken by such Person in good faith and not for purposes of evading any covenant or restriction in this Agreement or any Other Agreement.

“Organizational Documents” means (a) with respect to a corporation, the certificate or articles of incorporation and bylaws; (b) with respect to any other entity, any charter or similar document adopted or filed in connection with the creation, formation or organization of such entity; and (c) any amendment to any of the foregoing.

“Other Agreements” means each agreement, document, certificate and instrument being delivered pursuant to this Agreement, including, without limitation, the documents and agreements to be delivered by the Parties pursuant to Article VI hereof.

“Patents” means all patents, industrial and utility models, industrial designs, petty patents, patents of importation, patents of addition, certificates of invention, and any other indicia of invention ownership issued or granted by any Governmental Authority, including all provisional applications, priority and other applications, divisionals, continuations (in whole or in part), extensions, reissues, re-examinations or equivalents or counterparts of any of the foregoing; and moral and economic rights of inventors in any of the foregoing.

“Permitted Liens” means collectively, (x) Liens for Taxes not yet payable or the validity of which are being contested in good faith by appropriate proceedings and for which adequate reserves are reflected in the Latest Balance Sheet; (y) Liens arising in connection with worker’s compensation, unemployment insurance, old age pensions and social security benefits which are not overdue or are being contested in good faith by appropriate proceedings and for which provision for the payment of such Liens has been reflected in the Latest Balance Sheet; and (z) Liens arising by operation of law on insurance policies and proceeds thereof to secure premiums thereunder.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or Governmental Authority, in each case including, without limitation, such Person’s successors and permitted assigns (or, in the case of a Governmental Authority, Persons succeeding to the relevant function of such Governmental Authority).

“Post-Closing Covenant” means any covenant, promise, commitment or other obligation (or any portion thereof) made or undertaken by any Party, in this Agreement or any Other Agreement, to the extent performance or fulfillment thereof is required by its terms to be accomplished after the Closing.

“Pre-Closing Taxes” shall mean any Taxes attributable to any taxable period ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such period that ends on and includes the Closing Date. In the case of any Taxes that are imposed on a periodic basis and are payable for a Straddle Period, the portion of such Tax that constitutes Pre-Closing Taxes shall (a) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period that precedes and includes the Closing Date and the denominator of which is the number of days in the entire Tax period, and (b) in the case of any Tax based upon or related to income or receipts, be deemed equal to the amount which would be payable if the relevant Tax period ended on the

Closing Date. Any credits relating to a Straddle Period shall be taken into account as though the relevant Tax period ended on the Closing Date.

“Real Property” means all parcels and tracts of land, together with all buildings, structures, fixtures and improvements located thereon (including those under construction), and all privileges, rights, easements, hereditaments and appurtenances belonging to or for the benefit of such land, including all easements appurtenant to and for the benefit of such land, and all rights existing in and to any streets, alleys, passages and other rights-of-way included thereon or adjacent thereto (before or after vacation thereof) and vaults beneath any such streets.

“Representative” means, with respect to any Person, any director, officer, principal, or employee of such Person.

“Restricted Party” means each of Randy Stich, Forrest J. Harris, III, Josh Hirons, and Scott Harris.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Indemnified Parties” means the Sellers and their respective Representatives, successors and permitted assigns.

“Sellers’ Knowledge” or “Knowledge of the Sellers” means any matter, fact, or thing that is, as of the date hereof or the Closing Date, actually known or would reasonably be expected to be known to the Sellers or the Sellers’ Representative after due inquiry and reasonable investigation.

“Software” means computer software and code, including assemblers, applets, compilers, Source Code, Object Code, development tools, design tools, user interfaces and data, in any form or format, however fixed, including firmware.

“Source Code” means computer software that may be displayed or printed in human-readable form, including all related programmer comments, annotations, help text, data and data structures, instructions, procedural, object-oriented or other human-readable code, and that is not intended to be executed directly by a computer without an intervening step of compilation or assembly.

“Straddle Period” means any taxable period that includes the Closing Date and ends after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation); and the term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Tax” or “Taxes” means (a) any U.S. federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value-added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, (b) any liability for the payment of any amounts of the type described in clause (a) as a result of being a member of a consolidated, combined, unitary or aggregate group for any Tax period, and (c) any liability for the payment of any amounts of the type described in clause (a) or (b) as a result of being a transferee or successor to any person or as a result of any express or implied obligation to indemnify any other person or payable pursuant to any tax sharing agreement or any other contract relating to the sharing or payment of any such Tax.

“Tax Returns” means any return, declaration, report, schedule, notice, form, claim for refund, or information return or statement (including any attachment thereto and any amendment thereof) filed with or submitted to, or required to be filed with or submitted to, any Taxing Authority.

“Taxing Authority” means any governmental authority, domestic or foreign, having jurisdiction over the assessment, determination, collection, or other imposition of any Taxes.

“Third Party Software Components” means Software or any components thereof owned by a third party and distributed by the Company.

“Trademarks” means trademarks, service marks, fictional business names, trade names, commercial names, certification marks, collective marks, Domain Names, and other proprietary rights to any words, names, slogans, symbols, logos, devices or combinations thereof used to identify, distinguish and indicate the source or origin of goods or services (whether or not registered); registrations, renewals, applications for registration, equivalents and counterparts of the foregoing, whether U.S. or foreign; and the goodwill of the business associated with each of the foregoing.

“Trade Secrets” means anything that would constitute a “trade secret” under applicable Law, and all other inventions (whether patentable or not), industrial designs, discoveries, improvements, ideas, designs, models, formulae, patterns, compilations, data collections, drawings, blueprints, mask works, devices, methods, techniques, processes, know-how, confidential information, proprietary information, customer lists, software and technical information; and moral and economic rights of authors and inventors in any of the foregoing.

“Work-In-Process” means services and development obligations to end-users of Company Products currently in progress or work remaining to be performed including, for example, services remaining to be performed under outstanding statements of work and custom software development obligations, but excluding day-to-day services that a software development company would typically provide in the ordinary course, including standard maintenance services.

“Treasury Regulation” means the regulations of the U.S. Department of the Treasury promulgated under the Code, as such Treasury Regulations may be amended from time to time. Any reference herein to a particular Treasury Regulation means, where appropriate, the corresponding successor provision.

ARTICLE X
MISCELLANEOUS

Section 10.1Notices, Consents, etc. Any notices, consents or other communications required to be sent or given hereunder by any of the Parties shall in every case be in writing and shall be deemed properly served if and when (a) delivered by hand, (b) transmitted by facsimile, e-mail or other means of electronic transmission, or (c) delivered by Federal Express or other express overnight delivery service, or (d) sent by registered or certified mail, return receipt requested, to the Parties at the addresses as set forth below or at such other addresses as may be furnished in writing:

If to the Sellers’ Representative:	Forrest J. Harris, III Phone: 941.487.5860 Email: jharris@insurelinx.com
If to the Buyer or Company:	Patriot Technology Solutions, Inc. 401 East Las Olas Boulevard, Suite 1650 Fort Lauderdale, Florida 33301 Attn: Christopher A. Pesch, General Counsel Phone: 954-670-2900 Email: cpesch@patnat.com

Date of service of such notice shall be (i) the date such notice is delivered by hand, facsimile, e-mail or other form of electronic transmission, (ii) one Business Day following the delivery by express overnight delivery service, or (iii) three (3) days after the date of mailing if sent by certified or registered mail.

Section 10.2Severability. The unenforceability or invalidity of any provision of this Agreement shall not affect the enforceability or validity of any other provision. Upon such determination that any term or other provision is unenforceable or invalid, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a legally acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 10.3Successors; Assignment. This Agreement will be binding upon, and inure to the benefit of, the Parties hereto and their respective successors and permitted assigns, but will not be assignable or delegable by the Sellers without the prior written consent of the Buyer or by the Buyer without the prior written consent of Sellers’ Representative; provided, however, that the Buyer may assign this Agreement in whole or in part to any of its Affiliates or to any Person which becomes a successor in interest (by purchase of assets or equity, or by merger or otherwise) to all or any portion of the Buyer, its Assets or its Subsidiaries, and the Buyer may assign its rights under this Agreement and the Other Agreements to its financing sources.

Section 10.4Counterparts; Facsimile Signatures. This Agreement may be executed simultaneously in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement, any and all agreements and instruments executed and delivered in accordance herewith, along with any amendments hereto or thereto, to the extent signed and delivered by means of e-mail, facsimile or other means of electronic transmission, shall be treated in all manner and respects and for all purposes as an original signature, agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

Section 10.5Expenses. Except as otherwise provided in this Agreement, each of the Sellers, the Company and the Buyer shall bear and pay for all of its own costs, fees and expenses (including legal, accounting, investment banking, broker’s, finder’s and other professional or advisory fees and expenses) incurred or to be incurred by it, in each case, in negotiating and preparing this Agreement and the Other Agreements and in closing and carrying out the transactions contemplated hereby and thereby.

Section 10.6Governing Law. All matters relating to the interpretation, construction, validity and enforcement of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than the State of Delaware.

Section 10.7Table of Contents and Headings. The table of contents and section headings of this Agreement are included for reference purposes only and shall not affect the construction or interpretation of any of the provisions of this Agreement.

Section 10.8Entire Agreement. This Agreement, the Recitals, the Schedules and the Exhibits attached hereto and the Other Agreements (all of which shall be deemed incorporated in this Agreement and made a part hereof) set forth the entire understanding of the Parties with respect to the transactions contemplated hereby, supersede all prior discussions, understandings, agreements and representations and shall not be modified or affected by any prior offer, proposal, statement or representation, oral or written, made by or for any Party in connection with the negotiation of the terms hereof. This Agreement may be modified only by subsequent instruments signed by the Parties hereto.

Section 10.9Third Parties. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the Parties to this Agreement, the Buyer Indemnified Parties or the Seller Indemnified Parties and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

Section 10.10Disclosure Generally. All Schedules attached hereto are incorporated herein and expressly made a part of this Agreement as though completely set forth herein. All references to this Agreement herein or in any of the Schedules shall be deemed to refer to this entire Agreement, including all Schedules. Information furnished in any particular Schedule shall not be deemed to be included in all other Schedules in which the information is required to be included unless specifically designated with a cross-reference.

Section 10.11Interpretive Matters. Unless the context otherwise requires, (a) all references to Articles, Sections, Schedules or Exhibits shall mean and refer to Articles, Sections, Schedules or Exhibits in this Agreement; (b) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP; (c) words in the singular or plural include the singular and plural, and pronouns stated in either the masculine, feminine or neuter gender shall include the masculine, feminine and neuter; (d) the term “including” shall mean “including without limitation” (i.e., by way of example and not by way of limitation); (e) all references to statutes and related regulations shall include all amendments of the same and any successor or replacement statutes and regulations; (f) references to “hereof”, “herein”, “hereby” and similar terms shall refer to this entire Agreement (including the Schedules and Exhibits hereto); (g) references to “records” shall refer to all information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form; (h) “or” is used in the inclusive sense of “and/or,” unless otherwise specified; and (i) whenever this Agreement refers to a number of days, such number shall refer to calendar days, unless such reference is specifically to “Business Days.” The Parties intend that each representation, warranty and covenant contained herein shall have independent significance. If any Party has Breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the Party has not Breached shall not detract from or mitigate the fact that the Party is in Breach of such representation, warranty or covenant.

Section 10.12Construction. Each of the Parties acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with consent and upon the advice of said independent counsel. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise, or rule of strict construction applied, favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against the Party that drafted it is of no application and is hereby expressly waived by the Parties hereto.

Section 10.13Submission to Jurisdiction. EACH OF THE PARTIES SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN FORT LAUDERDALE, FLORIDA IN ANY ACTION OR PROCEEDING ARISING OUT OF, OR RELATING TO, THIS AGREEMENT, AGREES THAT ALL CLAIMS IN RESPECT OF THE ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND AGREES NOT TO BRING ANY ACTION OR PROCEEDING ARISING OUT OF, OR RELATING TO, THIS AGREEMENT IN ANY OTHER COURT. EACH OF THE PARTIES WAIVES ANY DEFENSE OF INCONVENIENT FORUM TO THE MAINTENANCE OF ANY ACTION OR PROCEEDING SO BROUGHT AND WAIVES ANY BOND, SURETY OR OTHER SECURITY THAT MIGHT BE REQUIRED OF ANY OTHER PARTY WITH RESPECT THERETO. EACH PARTY AGREES THAT SERVICE OF SUMMONS AND COMPLAINT OR ANY OTHER PROCESS THAT MIGHT BE SERVED IN ANY ACTION OR PROCEEDING MAY BE MADE ON SUCH PARTY BY SENDING OR DELIVERING A COPY OF THE PROCESS TO THE PARTY TO BE SERVED AT THE ADDRESS OF THE PARTY AND IN THE MANNER PROVIDED FOR THE GIVING OF NOTICES IN SECTION 10.1. NOTHING IN THIS SECTION 10.13, HOWEVER, SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW. EACH PARTY AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING SO BROUGHT SHALL BE CONCLUSIVE AND MAY BE ENFORCED BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

Section 10.14Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HEREBY IRREVOCABLY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING IN WHOLE OR IN PART UNDER, RELATED TO, BASED ON OR IN CONNECTION WITH THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.14 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

Section 10.15Press Releases and Communications. Following the Closing, Buyer may issue a press release or public announcement regarding this Agreement or the transactions contemplated herein;

provided, that any such press release or public announcement shall not describe, include or otherwise refer to the economic terms of the transactions contemplated by this Agreement.

Section 10.16Sellers’ Release.

(a)Each of the Sellers hereby releases and forever discharges each of the Buyer, the Company, their respective Affiliates, and the directors, officers, members, managers, partners, employees, agents and representatives of each of them (collectively, the “Releasees”), from any and all claims, allegations, Liens, lawsuits, adverse consequences, damages, losses, amounts paid in settlement, Indebtedness, deficiencies, diminution in value, disbursements, obligations, costs or demands and liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at law and in equity, whether liquidated or unliquidated, fixed or contingent, direct or indirect or derivative, asserted or unasserted, foreseen or unforeseen, matured or unmatured, anticipated or unanticipated, that each of the Sellers now has, has ever had or may hereafter have against the respective Releasees arising prior to the Closing Date or on account of or arising out of any matter, cause or event occurring prior to the Closing Date, whether pursuant to contract or otherwise, and whether or not relating to claims pending on, or asserted after, the Closing Date, including without limitation claims by any Seller related to such Seller’s share of the proceeds received in connection with this Agreement.

(b)Each of the Sellers understands, acknowledges and agrees that the releases set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any actions, suits, proceedings, demands, assessments, judgments, settlements and compromises which may be instituted, prosecuted or attempted in breach of the provisions of such release. Each of the Sellers agrees that no fact, event, circumstance, evidence or transaction that could now be asserted or that may hereafter be discovered shall affect in any manner the final and unconditional nature of the releases set forth above. Each of the Sellers represents and warrants that it is the sole and lawful owner of all right, title and interest in and to all of the claims released hereby, and has not heretofore voluntarily, by operation of law or otherwise, assigned or transferred or purported to assign or transfer to any Person any such claim or any portion thereof.

(c)Each of the Sellers hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any actions, suits, proceedings, demands, assessments, judgments, settlements and compromises of any kind against any Releasee, based upon any matter purported to be released hereby.

Section 10.17Sellers’ Representative. Each Seller hereby irrevocably appoints Forrest J. Harris, III as the Sellers’ Representative, attorney-in-fact and agent, with full power of substitution to act in the name, place and stead of such Seller with respect to the transfer of such Seller’s Shares to the Buyer in accordance with the terms and provisions of this Agreement, and to act on behalf of such Seller in any amendment of or litigation or arbitration involving this Agreement and to do or refrain from doing all such further acts and things, and to execute all such documents, as the Sellers’ Representative shall deem necessary or appropriate in conjunction with any of the transactions contemplated by this Agreement, including without limitation the power:

(a)to take all action necessary or desirable in connection with the waiver of any condition to the obligations of the Sellers to consummate the transactions contemplated by this Agreement;

(b)to negotiate, execute or deliver all ancillary agreements, statements, certificates, notices, approvals, extensions, waivers, undertakings, amendments and other documents required or permitted in connection with the consummation of the transactions contemplated by this Agreement (it being understood that such Seller shall execute and deliver any such document which the Sellers’ Representative agrees to execute);

(c)to give and receive all notices and communications to be given or received under this Agreement and to receive service of process in connection with any claims under this Agreement, including service of process in connection with arbitration;

(d)to take all actions which under this Agreement may be taken by the Sellers and to do or refrain from doing any further act or deed on behalf of the Sellers which the Sellers’ Representative deems necessary or appropriate in its/his/her sole discretion relating to the subject matter of this Agreement as fully and completely as such Seller could do if personally present.

The Buyer shall be entitled to rely on the full power and authority of the Sellers’ Representative to act hereunder in such capacity on behalf of the Sellers. The Sellers’ Representative is serving in such capacity solely for the purpose of administrative convenience, and is not personally liable in such capacity for any of the obligations of the Sellers hereunder. The Buyer agrees that it will not look to the personal assets of the Sellers’ Representative, acting in such capacity, for the satisfaction of any obligations to be performed by the Sellers hereunder.

If Forrest J. Harris, III becomes unable to serve as Sellers’ Representative, such other Person or Persons as may be designated by the Sellers holding a majority of the Shares, shall succeed as the Sellers’ Representative.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

BUYER:
Patriot Technology Solutions, Inc.
By:	/s/ Steven M. Mariano
Name:	Steven M. Mariano
Title:	CEO
COMPANY:
InsureLinx, Inc.
By:	/s/ Forrest J. Harris, III
Name:	Forrest J. Harris, III
Title:	President
SELLERS’ REPRESENTATIVE:
By:	/s/ Forrest J. Harris, III
Name:	Forrest J. Harris, III

[Signature Page (1 of 2) to InsureLinx Stock Purchase Agreement]

SELLERS:
By:	/s/ Forrest J. Harris, III
Name:	Forrest J. Harris, III
By:	/s/ Randy Stich
Name:	Randy Stich
By:	/s/ Josh Hirons
Name:	Josh Hirons
By:	/s/ Scott Harris
Name:	Scott Harris
By:	/s/ Don Strasburger
Name:	Don Strasburger
By:	/s/ Phinla Sinphay
Name:	Phinla Sinphay

* All schedules to this Exhibit 2.14 have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The schedules include organizational information, capitalization, consents, financial statements, property and company products, customer lists and bank account information. A copy of any omitted schedule and/or exhibit will be furnished to the Securities and Exchange Commission upon request.

[Signature Page (2 of 2) to InsureLinx Stock Purchase Agreement]